Exhibit 10.70

AMENDMENT TO LICENSE AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of December 1, 2003 to the License Agreement (the “Agreement”) made and entered into as of August 1,2003, by and between Senetek PLC, an English corporation with its corporate headquarters located at 620 Airpark Road, Napa, California 94558 (“Senetek”), and Valeant Pharmaceuticals International (formerly known as ICN Pharmaceuticals, Inc.), a Delaware corporation with its corporate headquarters located at 3300 Hyland Avenue, Costa Mesa, California 92626 ( “Licensee”). Capitalized terms used herein and not otherwise defined are used with the meanings ascribed to them in the Agreement.

In consideration of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

1. Definitions. Section 1.3 of the Agreement is hereby amended by adding at the end thereof the following:

“and the “Expansion Channel”, comprised of the prestige market (department stores and high-end perfumeries), health and beauty spas (day spas, resort spas and hotel spas), beauty salons and estheticians’ clinics that sell primarily exclusive salon products, and the travel retail trade (both “street side” and so-called “duty free” venues at airports as well as retail sales aboard ships and airliners).

2. Grant of License. Section 2.1 of the Agreement is hereby amended to read in its entirety as follows:

“2.1 Grant of License. Senetek hereby grants to Licensee during the Term an exclusive license in the Core Territory (except as respects the Direct to Consumer Channel and the Expansion Channel, which shall be non-exclusive) and a non- exclusive license in the Non-Exclusive Territory under the Intellectual Property to (i) market and sell the Senetek Products and (ii) manufacture, package, market and sell the Licensee Products, in each case only into the Authorized Channel, and the right to use the Documentation and Senetek’s Confidential Information to facilitate such manufacture, packaging, marketing and sale, in each case subject to the terms of this Agreement.”

3. Minimum Payments. Section 3.12 of the Agreement is hereby amended to read in its entirety as follows:

“3.12 Minimum Payments. Subject to 3.14To maintain the Exclusivity Right with respect to Canada and the United States of America, during the first Contract Year Licensee’s payments of Royalties due pursuant to Section 3.11 and Base Price due pursuant to Section 3.1 (collectively, “Payments”) with respect to Products for sale in Canada and the United States of America shall be not less than ****, and to maintain the Exclusivity Right with respect to the European Union and Australia, during the first Contract Year Licensee’s Payments due to Senetek with respect to Products for sale in the European Union and Australia shall be not less than ****(collectively, the “Minimum Payments”). Notwithstanding the foregoing, if Licensee makes Payments during the first Contract Year with respect to Products sold in all territories equal to or exceeding****, it shall maintain the Exclusivity Right in

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the United States of America, Canada, the European Union, and Australia, and if Licensee makes Payments with respect to Products sold in all territories equal to or exceeding ****but less than ****it shall maintain the Exclusivity Right in the United States of America and Canada.”

4. Adjustments to Minimum Payments. Section 3.13 of the Agreement is hereby amended to read in its entirety as follows:

“3.13 Adjustments to Minimum Payments.

(i) Within sixty (60) days after the end of the first and each subsequent Contract Year, Senetek and Licensee shall negotiate in good faith with respect to the Minimum Payments to be required for the next Contract Year with respect to Products for sale in Canada and the United States of America, provided that if the parties fail to reach agreement with respect thereto by the end of the first Calendar Quarter of such next Contract Year, then the Minimum Payments applicable to such next Contract Year with respect to Products for sale in Canada and the United States of America shall be equal to the Minimum Payments applicable to the Contract Year just completed.

(ii) The parties acknowledge that the initial Minimum Payments provided for in Section 3.12 with respect to the European Union and Australia do not reflect their complete assessment of the commercial potential of the Exclusivity Right granted with respect to that portion of the Core Territory. Not later than October 1, 2004, Senetek and Licensee shall commence good faith negotiations to reach agreement with respect to a Minimum Payments amount that fairly reflects the commercial value of the Exclusivity Right for the European Union and Australia for the second Contract Year. If by October 31, 2004 the parties have reached agreement with respect thereto, the Minimum Payments for the Exclusivity Right in the European Union and Australia for the second Contract Year shall be increased to such amount as the parties have agreed. If by such date the parties have failed to reach agreement, then the definition of Core Territory shall be deemed amended so as to exclude the European Union and Australia, the definition of Non-Exclusive Territory shall be deemed amended to include the European Union and Australia, and the Minimum Payments provided for in Section 3.12 shall be reduced to the amount of the then applicable Minimum Payments for the Exclusivity Right in Canada and the United States of America.

(iii) If the parties reach agreement on the Minimum Payments for the Exclusivity Right for the European Union and Australia for the second Contract Year as provided in clause (ii) above, then within sixty (60) days after the end of the second and each subsequent Contract Year, Senetek and Licensee shall negotiate in good faith with respect to the Minimum Payments to be required for the next Contract Year with respect to Products for sale in the European Union and Australia, provided that if the parties fail to reach agreement with respect thereto by the end of the first Calendar Quarter of such next Contract Year, then the Minimum Payments applicable to such next Contract Year with respect to Products for sale in the European Union and Australia shall be equal to the Minimum Payments applicable to the Contract Year just completed.”

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5. No Further Amendments. Except as amended by this Amendment, the Agreement shall not be deemed to have been modified or affected hereby in any respect, and as amended hereby the Agreement shall remain in full force and effect according to its terms.

To evidence this Amendment, the parties have caused their duly authorized representatives to execute this Amendment as of the date first set forth above.

VALEANT PHARMACEUTICALS INTERNATIONAL

By: /s/ TIMOTHY ARENDT
Name: Timothy Arendt
Title: General Manager U.S. Pharmaceuticals

SENETEK PLC

By: /s/ WADE H. NICHOLS
Name: Wade H. Nichols
Title: Executive Vice President